Exhibit 10.20

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of [Date] by and between AMAG Pharmaceuticals, Inc., a Delaware corporation with offices at 1100 Winter Street, Waltham, MA 02451 (together with its subsidiaries and affiliates, the “Company”), and [Executive Name] of [Address] (“you” or “Employee”).
WHEREAS, you accepted employment at the Company pursuant to the terms of an offer letter dated [Date] (the “Offer Letter”), which specifies that you shall commence employment with the Company at a mutually agreed upon date, expected to be [Date] (the actual first date of your employment, the “Effective Date”);
WHEREAS, the Offer Letter contemplates you entering into an employment agreement with the Company;
WHEREAS, this Agreement is the employment agreement contemplated by the Offer Letter and, provided it is executed by the parties, it shall fully supersede the Offer Letter as of the Effective Date, except as provided in Section 3(c).
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Position; Duties.
(a)    Position. You shall serve as [Title] (the “Position”).
(b)    Duties. You shall perform for the Company the duties customarily associated with the Position and such other duties as may be assigned to you from time to time by the Company’s [Title], the Company’s Board of Directors (the “Board”), or another executive authorized by the Chief Executive Officer or the Board. You shall devote substantially all of your full business time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and will not undertake or engage in any other employment, occupation or business enterprise; provided, however, that you may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations; provided further, that any such positions are disclosed to and approved in writing by the Chief Executive Officer and/or the Board or the Audit Committee thereof and do not materially interfere with your duties and responsibilities to the Company. You shall be based in the Company’s principal offices, which currently are in Waltham, Massachusetts.
2.    Term. The term of this Agreement shall be for a three (3) year period commencing on the Effective Date unless terminated earlier pursuant to Section 4 below (the “Initial Term”). The term of this Agreement shall automatically renew for additional three-year terms (each, a “Renewal Term”) following the Initial Term and any Renewal Term unless either party provides written notice to the other party at least sixty (60) days before the end of the Initial Term or any Renewal Term, as applicable, that it does not desire to renew this Agreement,

Exhibit 10.20

in which case this Agreement shall expire at the end of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are referred to herein collectively as the “Term.”
3.    Compensation and Benefits. The Company shall pay you the following compensation and benefits for all services rendered by you under this Agreement (subject to any tax withholdings required by law):
(a)    Base Salary. The Company will pay you a base salary at the annualized rate of $[Base Salary] (“Base Salary”), minus withholdings as required by law and other deductions authorized by you, which amount shall be paid in equal installments at the Company’s regular payroll intervals, but not less often than monthly. Your base salary may be increased annually by the Board or the Compensation Committee in their sole discretion.
(b)    Bonus. You will be eligible to receive an annual performance bonus (the “Annual Bonus”) of [Bonus Percentage]% of Base Salary for each fiscal year during the Term of this Agreement, based on the extent to which, in the discretion of the Board or the Compensation Committee in consultation with the Chief Executive Officer and/or your supervisor you achieve or exceed specific and measurable individual and Company performance objectives established by the Board or the Compensation Committee in consultation with the Chief Executive Officer and/or your supervisor and communicated to you in advance. The exact amount of the bonus for any year during the Term shall be determined by the Board or the Compensation Committee in its sole discretion and may be more than the target bonus in the event you exceed all of your personal and Company performance objectives or less than the target bonus if you do not achieve all of your personal and Company performance objectives. The Company shall pay the Annual Bonus no later than two and a half months after the end of the fiscal year to which the applicable bonus relates. Unless otherwise provided herein, no bonus shall be deemed to have been earned by you for any year in which you are not actively employed by the Company on the last day of the fiscal year to which the bonus relates.
(c)    Equity Compensation. You shall be eligible to receive stock options or other equity compensation under the Company’s equity incentive plans as determined by the Board or the Compensation Committee from time to time. Your initial equity grants are referenced in the Offer Letter and, like all equity grants, shall be subject to the Company’s equity compensation plan, as may be amended from time to time, and associated stock option and restricted stock unit agreements (collectively the “Equity Documents”). In the Company’s sole discretion, your initial equity grants may be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).

(d)    Vacation. You will be entitled to paid vacation and time-off in accordance with the Company’s Flexible Vacation Time Off Policy, which policy may be amended, restated, or cancelled by the Company at any time in its sole discretion.
(e)    Benefits. You will be eligible to participate in all group health, dental, 401(k), employee stock purchase plan and other insurance and/or benefit plans that the Company

Exhibit 10.20

may offer to similarly situated executives of the Company from time to time on the same terms as offered to such other executives.
(f)    Business Expenses. The Company will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder in accordance with the Company’s expense reimbursement policy.
4.    Termination. Your employment with the Company may be terminated prior to the expiration of the Term as follows:
(a)    Death. This Agreement shall terminate automatically upon your death.
(b)    Disability. The Company may terminate your employment in accordance with applicable laws in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period.
(c)    By the Company for Cause. The Company may terminate your employment for “Cause” upon written notice to you. For purposes of this Agreement, “Cause” shall mean any of: (i) fraud, embezzlement or theft against the Company or any of its affiliates; (ii) you are convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties hereunder and failure to remedy such nonperformance within ten (10) business days following written notice from the Chief Executive Officer, the Board and/or your supervisor identifying the nonperformance and the actions required to cure it; or (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for the Company’s best interests, and you fail to remedy such conduct within ten (10) business days following written notice from the Chief Executive Officer, the Board and/or your supervisor identifying the gross negligence, willful misconduct or willful, disregard and the actions required to cure it (if such conduct can be cured).
(d)    By the Company Other Than For Death, Disability or Cause. The Company may terminate your employment other than for Cause, disability or death upon thirty (30) days prior written notice to you.
(e)    By You For Good Reason or Any Reason. You may terminate your employment at any time without Good Reason upon thirty (30) days prior written notice to the Company and with Good Reason as described in this Section 4(e). For purposes of this Agreement, “Good Reason” shall mean that any of the following occurs without your prior written consent: (i) a material adverse change in your title, position, duties or responsibilities; (ii) a material reduction by the Company in your Base Salary or your target Annual Bonus opportunity in the total annual amount that you are then eligible to receive, unless such reduction is in connection with a proportionate reduction of compensation applicable to all other executive

Exhibit 10.20

officers; (iii) any relocation of your principal place of business to a location more than 50 miles from the Company’s current executive offices in Waltham, MA; provided, however, that this clause (iii) will not apply to the extent that any new office location is less than 50 miles from your residence; or (iv) a material breach by the Company of any of the terms or provisions of this Agreement. Before you may resign for Good Reason, (A) you must provide written notice to the Company describing the event, condition or conduct giving rise to Good Reason within 30 days of the initial occurrence of the event, condition or conduct; (B) the Company must fail to remedy or cure the alleged Good Reason within the 30 day period after receipt of such notice; and (C) you must resign effective not later than 30 days after the end of the cure period.
5.    Payment Upon Termination. In the event that your employment with the Company terminates, you will be paid the following (subject to any tax withholdings required by law):
(a)    Termination for Any Reason. In the event that your employment terminates for any reason, the Company shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at your then Base Salary rate; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect. In addition, if your employment terminates due to your death, the Board or the Compensation Committee, in consultation with the Chief Executive Officer and/or your supervisor, shall determine the extent to which any of the individual performance objectives established pursuant to Section 3(b) above were met as of the time of your death. If, based on that determination, the Board or the Compensation Committee determines that a bonus is due, the Company shall pay your estate an amount equal to such bonus, pro-rated for the portion of the fiscal year elapsed as of the time of your death.
(b)    Termination Without Cause or for Good Reason. In addition to the payments provided for in Section 5(a), in the event that (i) the Company terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment for Good Reason pursuant to Section 4(e); (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) you execute, deliver to the Company, within 60 days of the termination of your employment, and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment), then (A) the Company will provide you with 12 months of severance pay based on your then current Base Salary, (B) subject to your copayment of premium amounts at the active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay a portion of your COBRA premiums in an amount equal to what it would have paid towards health insurance premiums for an active employee with similar coverage continuing until the earlier of (I) twelve (12) months minus one day from the Effective Date; and (II) the date you become reemployed or

Exhibit 10.20

eligible for alternative health insurance, (C) the Company shall provide you with the right to continue group medical and dental insurance coverage after the Effective Date under the law known as “COBRA” (the terms for that opportunity will be set forth in a separate written notice), and (D) all time-based stock options and other time-based equity awards you hold in which you would have vested if you had been employed for an additional 12 months following the date of the termination of your employment shall vest and become exercisable or nonforfeitable on the date that the release referred to above may no longer be revoked. The foregoing severance shall be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked. This Section 5(b) shall not apply during the one year period following a Change of Control (as defined below) in which case Section 5(c) shall apply. Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(b) constitute non-qualified deferred compensation subject to Section 409A (as defined below) and, the sixty (60) day period in which you must execute the release begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(b) shall commence, be made or become effective in the later calendar year.
(c)    Change of Control. In the event that (i) within one year from the date a Change of Control (as defined below) of the Company occurs, the Company (for purposes of this Section, such term to include its successor) terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment for Good Reason pursuant to Section 4(e); (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) within 60 days of termination of your employment you execute and deliver to the Company and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company and its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment), then:

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the Company will pay you 12 months of severance pay based on your then current Base Salary, with such severance to be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked;

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the Company will pay you, on the first payroll date after the revocation period of the release set forth above expires, in a lump sum, one times your target annual bonus amount for the year in which the Change of Control occurs;

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the Company will pay or reimburse you for the premiums for continued coverage for you and your eligible dependents in the same amounts and for the same coverage in effect immediately prior to your termination from employment, under the Company’s group health and dental plans until the earlier of: (i) 24 months from the date of termination of your employment; or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan (and, for purposes of clarity, if the Company is unable to extend coverage to you under its group health and

Exhibit 10.20

dental plans due to your termination from active employment status, then, to receive this benefit, you must elect continuation coverage under COBRA and/or purchase an individual insurance policy, and the Company shall have no obligation to pay or reimburse insurance premiums or otherwise provide coverage if you fail to elect COBRA or obtain an individual policy); and

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all time-based, unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred shall, without further action, become vested in full on the date that the release referred to above may no longer be revoked.

For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then, voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board, in its sole discretion. The payments, benefits and acceleration of vesting of stock options, restricted stock units and other equity incentives provided in this Section 5(c) shall override and replace with respect to you any Company wide policy with respect to payments, benefits and/or acceleration of vesting upon a Change of Control. After the one year period following a Change of Control, this Section 5(c) shall no longer apply, and Section 5(b) shall continue to apply.
In the event that upon a Change of Control, the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred, such securities shall immediately without further action become vested in full effective no later than the effective date of the Change of Control and you shall receive the value of such stock options, restricted stock units and other equity incentives as provided in the applicable acquisition agreement (or if no such provision is made, in the applicable equity incentive plan).
Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(c) constitute non-qualified deferred compensation subject to Section 409A and the sixty (60) day period in which you must execute the release begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(c) shall commence, be made or become effective in the later calendar year.
(d)    Death/Disability. In addition to the payments provided for in Section 5(a), in the event of your death or the termination of your employment, due to your disability in

Exhibit 10.20

accordance with Section 4(b) above, all unvested outstanding stock options, restricted stock units and other equity incentives that were held by you at the time of your death or termination of employment due to disability shall immediately become fully vested, and exercisable by you or your personal representatives, heirs or legatees, as the case may be, at any time prior to the expiration of one (1) year from the date of your death or disability, but in no event after the expiration of the term of the applicable equity award agreement.
6.    Non-solicitation Covenant; Non-Competition; Injunctive Relief. In order to protect the Company’s confidential information and good will, and in exchange for your employment or continued employment with the Company, the benefits provided by this Agreement, and other good and valuable consideration, during your employment and for a period of twelve (12) months following the termination of your employment for any reason (the “Restricted Period”), you will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that (i) develops, manufactures or markets any (A) hydroxprogesterone caproate therapeutic, (B) intravenous iron replacement therapeutic, (C) mucoadhesive oral wound rinse or other device that is indicated for the management of oral mucositis/stomatitis, or (D) other therapeutic products acquired, in-licensed or Researched or Developed by the Company during the Term, (ii) develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that are being Researched or Developed or that are the subject of active planning at any time during your employment (a “Competing Business”); provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. For purposes of this Agreement, “Researched or Developed” shall mean that one of the following is being conducted or has been conducted: (i) pre-clinical research, (ii) clinical research or (iii) regulatory submissions seeking approval for commercialization. In addition, during the Restricted Period, you will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six (6) months of any attempt to hire such person. You acknowledge and agree that if you violate any of the provisions of this Section, the running of the Restricted Period will be extended by the time during which you engage in such violation(s). You acknowledge and agree that if requested by the Company in writing you will promptly confirm in writing any current or planned employment, consulting or investments by you during the Restricted Period. You understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and you consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If you violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and

Exhibit 10.20

under contract, you agree that you are obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses. This Section 6 shall supplement, and shall not limit or be limited by, any other restrictive covenant agreement to which you and the Company are parties or any other restrictive covenant obligations you have to the Company including the AMAG Pharmaceuticals, Inc. Nondisclosure, Non-Competition, Non-Solicitation and Invention Assignment Agreement which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein.
7.    Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.
8.    Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
9.    Notices. Any notice that you or the Company are required to give the other under this Agreement shall be given by personal delivery, recognized overnight, courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with the Company, or at such other place as you may from time to time designate in writing, and, in the case of the Company, to the Company at its principal office to the attention of the President and Chief Executive Officer, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 9 shall be deemed to be the date of receipt thereof.
10.    Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.
11.    Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them, including the Offer Letter (except as provided in Section 3(c)), provided the Equity Documents and the Non-Competition, Non-Solicitation and Invention Assignment Agreement shall remain in effect. Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized officer of the Company.

Exhibit 10.20

12.    Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.
13.    Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.
14.    Choice of Law; Jurisdiction. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles. You hereby consent and submit without limitation to the jurisdiction of courts in Massachusetts in connection with any action arising out of this Agreement, and waive any right to object to any such forum as inconvenient or to object to venue in Massachusetts. You agree that, in any action arising out of this Agreement, you will accept service of process by registered mail or the equivalent directed to your last known address or by such other means permitted by such court.
15.    Advice of Counsel; No Representations. You acknowledge that you have been advised to review this Agreement with your own legal counsel, that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that the Company has not made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.
16.    I.R.C. § 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, the “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.
It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A- 1(b)(5), and 1.409A-1(b)(9).
If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death

Exhibit 10.20

(such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.
17.    Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of your employment, or otherwise, for such period as may be appropriate under the circumstances. Such provisions include, without limitation, Sections 5 (to the extent severance payments are due under such Section) and 6 of this Agreement.
18.    Excise Tax-Related Provisions. If any payment or benefit you would receive pursuant to this Agreement or any other agreement (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be adjusted so that it would equal the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the total Payment, whichever amount of (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any such reduction will occur in a manner necessary to provide you with the greatest post-reduction economic benefit. If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, the Payments will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A, then the Pro Rata Reduction Method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced before Payments that are not “deferred compensation” within the meaning of Section 409A.

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SIGNATURE PAGE TO
EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the day and year first set forth above.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

[Employee Name]

The Company enters into this Form Agreement with each of its executive officers, including its named executive officers as such term is defined in Item 402(a) of Regulation S-K, other than its Chief Executive Officer, who is party to an employment agreement with the Company which is filed separately from this Form Agreement.  The Form Agreement provides the initial economic terms for each individual’s compensation, but because such terms can be adjusted by the Company’s Board or Compensation Committee, in its sole discretion, investors are directed to read the Company’s most recent proxy statement on Schedule 14A filed with the Commission for a detailed description of the current compensation arrangements of each of the named executive officers.